Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of FX Energy, Inc. of our report dated March 7, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the annual report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah

March 14, 2008